Exhibit 10.5

                          CERRO GORDO LETTER AGREEMENT

This letter agreement dated as of the 1st day of September, 1996 is made between Earth Sciences, Inc. ("ESI"), a Colorado corporation and Martin Trost Associates ("MTA") a Colorado joint venture consisting of Mine Development & Engineering Corp. ("MDEC"), a California corporation and MTAARI, Inc. ("MTAARI"), a Colorado corporation. The principals of MDEC and MTAARI are Bill Martin and Paul Trost, respectively.

                                    RECITALS
MTA has leased certain patented and unpatented mining claims near Cerro Gordo peak in Inyo county, California from Ms. Jody Stewart and the Montgomery Moyer Trust (the "Mining Claims"), under lease agreements dated August 29, 1995 and April 1, 1996, respectively (the "Leases"). MTA has provided true and complete copies of the Leases to ESI.

ESI and MTA desire, initially through an additional joint venture formed by them (the "JV"), to further explore, develop and place into production the Mining Claims. ESI will generally arrange for funds for continuance of the Lease, preservation of the Mining Claims and other JV activities. ESI's obligation for expenditures may earn ESI a working interest in the Lease, as outlined below. MTA will contribute the Lease to the JV and, as approved by the JV, agrees to act as the operator for JV activities. Both ESI and MTA will look solely to the profits from future production from the Mining Claims or proceeds from the sale of JV assets to recover their respective investments in the JV. Both ESI and MTA will only charge the JV on a cost basis for activities performed on behalf of the JV

                                    AGREEMENT
1.  DUTIES AND OBLIGATIONS OF THE PARTIES
ESI, at its sole cost and expense, will arrange for up to $4.2 million to explore the Mining Claims and place the 'H' area into profitable production to earn an 80% working interest in the Mining Claims and Leases. Preproduction exploration has been estimated by MTA at $650,000. MTA will provide access to all of the technical data it has in its possession and/or available to it, and will provide assistance in JV activities as directed by the JV.

2.  FUNDING
Based on budgets and schedules approved by the JV, ESI will fund the costs of all JV activities up to the agreed amount of $4.2 million or until the JV achieves cash flow, whichever occurs first. Nevertheless, ESI may, in its sole discretion after a 30 day written notice to MTA, cease funding the activities of the JV without any future obligation except for its portion of the working interest in the Leases and Mining Claims it may have earned as a result of its expenditures. In accounting for the expenditures of ESI, reasonable salaries, wages, overhead and out-of- pocket costs on a no profit basis of ESI personnel engaged in JV activities shall be included. The value of MTA's contribution to the JV as of the date of this Agreement is agreed to by the parties to equal $92,000.

3.  ADDITIONAL FUNDING REQUIREMENTS
In the event that the funding obligation of ESI is insufficient to achieve cash flow from production, the JV will first seek third party debt or equity financing. Failing such third party financing, ESI and MTA shall contribute the funds required by the JV in proportion to their respective working interest at the beginning of the calendar quarter in which funds are required. In the event that a party is either unable or unwilling to contribute their proportionate share, the other party may make such contribution diluting the working interest of the non-contributing party in proportion to the new expenditure required and the total project expenditures.

4.  PURCHASE OF THE ROYALTY
At least one of the Leases provides the option to purchase a royalty granted therein. If, outside the JV, either party were to exercise any such option the other party shall have the right for a 2 year period to pay the purchasing party their proportionate amount of the purchase price plus interest at prime plus 2% so that the royalty becomes owned by the JV.

5.  TIME SCHEDULE
Time is of the essence and both ESI and MTA agree to carryout all of their respective duties and obligations under this Agreement in a timely fashion. The management committee of the JV will establish a tentative schedule of foreseen near term activities as soon as practical.

6.  FORMATION OF THE JV
ESI and MTA agree to form a JV to manage and control the joint activities intended under this Agreement. The JV shall not carry on its activities in a way that it could be construed to be a partnership for U.S. tax purposes and, ESI and MTA agree to take all reasonable step to avoid such classification. With regard to the recognition of tax attributes, any assets acquired by the JV shall be jointly owned in proportion to the working interest of the parties at the end of the calendar year in question.

7.  JV MANAGEMENT COMMITTEE
All the affairs of the JV shall be directed by a management committee (the "MC") consisting of 3 members from ESI and 2 members from MTA. Decisions of the MC will be on a consensus basis. If a consensus cannot be reached, the MC will proceed as provided below in the mediation section below.

8.  MTA AS OPERATOR
MTA will serve as the operator for the JV. The continuation of MTA in that capacity shall be subject to the review and approval of the MC from time to time. In such capacity, MTA has advised that it will charge overhead on JV expenditures which it manages as follows: 5% on 3rd party contractors, 7 1/2% on purchases of materials and supplies, and 10% on other expenditures. MTA will rent equipment it owns to the JV at blue book rates less 10%. Such overhead charges are to represent an estimation of actual cost and are not intended to include any significant element of profit or loss. Such overhead charges will compensate MTA for the cost of incidental management salaries, office facilities, telephone, and other items commonly included in general and administrative expenses. As operator, MTA will submit budgets and schedules to the MC which shall include their overhead charges for approval of the MC. MTA and ESI management personnel shall be reimbursed by the JV for their direct and indirect costs without any additions.

9.  DISTRIBUTION OF PROFITS AND PROCEEDS
The distribution of net profits and any net proceeds shall be made proportionately to ESI and MTA until they have recovered their investment plus a factor for the cost of money equal to the prime interest rate plus 2% if the funds have been borrowed or the interest income lost if funds come from amounts on hand. Thereafter, ESI and MTA shall share in the distribution of any net profits and/or net proceeds on an 80/20 basis

10.  EARN-IN
As a result of its expenditures under this Agreement, ESI shall earn an undivided interest in the Leases, any equipment owned by the JV and Mining Claims pursuant to the following schedule:

         Expenditure Level                                    Interest Earned
         -----------------                                    ---------------
         $  0         -  $  149,999                                 0%
         $  150,000   -  $  499,999                                10%
         $  500,000   -  $  999,999                                25%
         $1,000,000   - $1,999,999                               37.5%
         $2,000,000   - $4,199,999                                 50%
         $4,200,000                                                80%

MTA agrees to evidences such earned interest by a recordable assignment to ESI.

11.  MEDIATION
In the event the MC cannot reach consensus on any issue it shall become the subject of mediation under the following guidelines: (1) ESI and MTA will jointly select an unrelated third party familiar with the mining industry, (2) with the aid of the third party ESI and MTA will reach a consensus on a further course of action.

12.  RIGHT TO ENCUMBER LEASES
ESI is granted the right to encumber the Leases, subject to the terms of the underlying Leases, solely for the arrangement of financing its obligation for JV activities. ESI is responsible for repaying any such financing out of its share of the JV cash flow.

13.  AREA OF INFLUENCE
The parties agree to an area of influence of 5 miles from the location of the Mining Claims in which all property or data already acquired or acquired in the future by either party will immediately be disclosed to and become the property of the JV. The restriction imposed by this section shall apply for two years after the termination of the JV.

14.  TERMINATION
Either party may terminate the JV at any time by providing 30 days written notice to the JV, by paying for all JV commitments that were incurred prior to the date of termination, and by assigning all of its right title and interest to the Leases and Mining Claims to the other party. In any event, ESI and MTA can mutually agree to terminate the JV at any time. In no case will an act of termination relieve a party from liability for acts of the JV during the period of that party's involvement.

15.  AGREEMENT TO FURTHER DEFINE UNDERSTANDINGS OF ESI AND MTA
The parties agree that at a mutually agreeable future date that they will negotiate in good faith to further define and formalize the relationship outlined herein.

                                   SIGNATURES
In witness of the mutual covenants and agreements made herein, ESI, and MTA by its principals, set their hands and seals as of the day first written above.

Earth Sciences, Inc.                       Martin Trost Associates


/s/ Mark H. McKinnies                     /s/ Bill Martin
-----------------------------------       -------------------------------------
by Mark H. McKinnies, its President       by Bill Martin




                                          /s/ Paul Trost
                                          -------------------------------------
                                          by Paul Trost


                                       3